Exhibit 5.1
Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
DX Box Number 10 CDE
The Directors
British Telecommunications plc
BT Centre
81 Newgate Street
London EC1A 7AJ
United Kingdom
5 December 2007
Dear Sirs
British Telecommunications plc (the “Company”)
Registration Statement on Form F-3 in respect of debt securities (the “Debt Securities”)
1	This opinion is furnished to you in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on 5 December 2007. We have acted as your English legal advisers in connection with the registration of the Debt Securities under the United States Securities Act of 1933 (the “Securities Act”).
2	This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law. In particular we express no opinion on matters of federal law of the United States or the laws of any State of the United States or the laws of any other jurisdiction.
3	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this letter. We believe such documents to be those necessary for us to review for the purpose of giving this opinion.

4	We have assumed that:
4.1	all relevant documents are within the capacity and powers of, have been validly authorised by, and have been or will be validly executed and delivered by, each of the respective parties thereto other than the Company;
4.2	each of the documents which are the subject of this opinion is valid and binding on each party under the law to which it is expressed to be subject where that is not English law and that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by English law;

4.3	all documents furnished to us as copies are genuine, authentic and complete and conform to the original documents of which they are copies and the relevant documents have been executed in the forms reviewed by us and, where relevant, the Debt Securities will be completed, authenticated and issued as provided in the Indenture;
4.4	the Minutes are a true and complete record of the proceedings described therein and the resolutions set out in the Minutes remain in full force and effect without modification; and
4.5	the terms of any series of Debt Securities will not be inconsistent with the provisions of the Indenture and there will be no provision in any supplement to the prospectus dated 5 December 2007 (the “Prospectus”) included in the Registration Statement or any other document which would affect the content of this opinion.

5	In our opinion:
5.1	The Company is a public limited company duly incorporated in England and Wales under the Companies Act 1985.
5.2	The Company has corporate power to enter into and perform its obligations under the Indenture and the Deposit Agreement and to issue and perform its obligations under the Debt Securities.
5.3	The Company has taken all necessary corporate action to authorise the execution, delivery and performance of the Indenture, the Deposit Agreement and the Debt Securities and, provided that each Debt Security is executed as provided in the relevant resolutions authorising the relevant issue of Debt Securities and the Articles of Association of the Company, the Company will have validly executed and delivered the Debt Securities.
5.4	Assuming the Indenture and the Deposit Agreement constitute valid, binding and enforceable obligations of the Company under New York law there is no reason insofar as English law is concerned why the obligations assumed by the Company under each such agreement are not valid and binding upon the Company.
5.5	Assuming the Debt Securities will constitute valid, binding and enforceable obligations of the Company under New York law, there is no reason insofar as English law is concerned why the obligations assumed by the Company under the Deposit Agreement are not valid and binding upon the Company.
6	We hereby confirm to you that our opinion is as set forth under the caption “Taxation — United Kingdom Taxation” in the Registration Statement.
7	In the case of Debt Securities in respect of which application has been made to the Financial Services Authority (the “FSA”) in its capacity as competent authority under the Financial Services and Markets Act 2000 (the “FSMA”) for such Debt Securities to be admitted to the Official List of the UK Listing Authority and in respect of which application has been made to the London Stock Exchange plc for such Debt Securities to be admitted to trading on its market which complies with the requirements set out in Article 4.1 (14) of Directive 2004/39/EC of the European Parliament and of the Council on markets in financial instruments (the “Market”) or of a public offer in the United Kingdom, an approved prospectus (the “Prospectus”) is required to be made available to the public for the purposes of Section 85 of the FSMA.
8	In relation to any request for the admission to trading of Debt Securities on the Market or a public offer in the United Kingdom, if any significant new factor, material mistake or inaccuracy relating to the information in the Prospectus which is capable of affecting the assessment of the securities arises or is noted between the time when the Prospectus was approved as a prospectus within the meaning of Section 85 of the FSMA and either (i) the closure of the offer of such Debt Securities or, as the case may be, (ii) the time when trading on the Market begins, the person on whose application the Prospectus was approved must, pursuant to Section 87G of the FSMA and the Prospectus Rules made by the FSA in its capacity as competent authority under Part VI of the FSMA (the “Prospectus Rules”), submit to the FSA for its approval a supplement to the Prospectus containing details of the new factor, mistake or inaccuracy. Such a supplement is required to be approved by the FSA and to be made available to the public as required by the Prospectus Rules.
9	Save as mentioned above, there will be no registration, filing or similar formalities imposed in the United Kingdom or by English law on the Company in relation to the issue or offering of the Debt Securities or the performance by the Company of its obligations under them, provided that, prior to the approval of the Prospectus by the FSA and it being made available to the public as required by the Prospectus Rules, no public offer in the United Kingdom was made by the Company, other than in the circumstances set out in Section 86 of the FSMA.
10	The term “valid and binding” as used above means that the obligations assumed by the relevant party are of a type which the English courts enforce and they do not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:
10.1	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;
10.2	enforcement may be limited by general principles of equity — for example, equitable remedies may not be available where damages are considered to be an adequate remedy;
10.3	claims may become barred under the Limitation Act 1980 or may be or become subject to set-off or counterclaim;
10.4	where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws of that jurisdiction;
10.5	a provision in an agreement may be unenforceable if it amounts to a penalty under English law; and
11	an English court may refuse to give effect to any provision of an agreement which amounts to an indemnity in respect of the costs of unsuccessful litigation brought before an English court where the court itself has made an order for costs.
12	This opinion is given on the basis of English law in force, and as it affects the obligations under the Indenture and/or the Debt Securities, as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify you of any change in English law after the date of this opinion.
13	This opinion is addressed to you solely for your benefit in connection with the filing of the Registration Statement. It is not to be transmitted to anyone else or quoted or referred to in any public document or filed with anyone unless (i) you are required to do so by law or regulation or (ii) you are required to produce a copy in court proceedings relating to the Registration Statement or (iii) (in any other circumstances) you first obtain our written consent. This opinion is not to be relied upon by, nor do we accept any liability to, anyone other than you (even though you may have provided a copy to another person in accordance with the terms of this paragraph). You should ensure that any copy of this opinion you may provide to any other person, and any quotation from or reference to this opinion in any public document or filing, contains the substance of the previous sentence.
14	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us made under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Yours faithfully
/s/ Linklaters LLP

Linklaters LLP
This communication is confidential and may be privileged or otherwise protected by work product immunity.
Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is regulated by the Law Society of England and Wales. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.
Please refer to www.linklaters.com/regulation for important information on our regulatory position.

SCHEDULE
1	A certified copy of the Memorandum and Articles of Association of the Company.
2	A certified extract of the Minutes of a Meeting of the Board of Directors of the Company held on 4 December 2007 (the “Minutes”).
3	Registration Statement dated 5 December 2007 including the form of Prospectus relating to the Debt Securities.
4	Indenture dated 12 December 2000 (the “Original Indenture”) between the Company and Citibank, N.A. (the “Former Trustee”), as amended by the Instrument of Resignation, Appointment and Acceptance dated 22 August 2007, pursuant to which the Former Trustee resigned and the Law Debenture Trust Company of New York (the “Successor Trustee” and together with the Former Trustee, the “Trustees”) was appointed, and accepted its appointment, as trustee under the Original Indenture (the “Successor Trustee Instrument”), and as supplemented by the First Supplemental Indenture dated 12 December 2000 entered into between the Company and the Former Trustee (the “First Supplemental Indenture”). The Original Indenture, as amended and supplemented by the Successor Trustee Instrument and the First Supplemental Indenture and any further supplements is referred to herein as the “Indenture”.
5	The deposit agreement dated 17 December 2007 (the “Deposit Agreement”) between the Company and Citibank, N.A.